Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

PAYS $2.90 PER SHARE CASH DIVIDEND

National Beverage Corp. (NASDAQ: FIZZ) today paid its ninth special cash dividend to holders of record on November 30, 2018, and released the following letter to shareholders written by Nick A. Caporella, Chairman and Chief Executive Officer:

January 29, 2019

Dear Fellow	Holder:

I’ve shared this statement with you before – and I believe in it so strongly, I hope you don’t mind that I share it once again:

Companies do not end up doing good

for their shareholders . . .

They start – with their commitment to the

shareholders – and make good on IT!

Cumulatively from 2004, we have paid a total of $14.56 per share or 93% of our total earnings. This success has been achieved while growing our brands and maintaining a debt-free balance sheet.

I personally want to extend my deepest appreciation to those long-term shareholders who have firmly expressed their loyal and unconditional support of National Beverage throughout the years. You are dear to me and provide the stimulus that drives passion and commitment. I am grateful you are part of our wonderful company – a unique company that thrives on caring, innovation and the quest for excellence.

-more-

National Beverage Corp.

We are more determined than ever in our mission to help make America healthy and to secure our position as the dominant leader in the sparkling water category. We are launching ingenious LaCroix themes while exciting our discriminating consumers’ taste buds.

FIZZ shareholders are well aware of the nature of news in our country today. Political debate and social media have created a divisive polarization. As quoted in Time magazine, “Online, lies and truth look the same. This has been a boon for professional liars, who take advantage of the fact that two-thirds of Americans get their news from social media . . .” These professional liars used these same platforms to falsely attack our brand integrity.

You can be assured our Board of Directors, all of Team National and I have proven our commitment to maximize shareholder value. This special dividend gives you, our shareholder, the option to decide your best reinvestment strategy.

Thank you for your steadfast support . . . together let’s ‘Embrace the Innocence!’

With best regards and

                       continued commitment,

Innovation should be new – but ours has the ‘essence’ to refresh and captivate with FIZZ + Fun

“Patriotism” – If Only We Could Bottle It!

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's SEC filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.